Exhibit 99.1

THERMOGENESIS HOLDINGS ANNOUNCES 2019 YEAR END FINANCIAL RESULTS AND PROVIDES CORPORATE UPDATE

Net Revenues Increased 35%; Gross Profit Up 156%, Year-over-Year

Conference Call to be Held Today at 1:30 p.m. PDT/4:30 p.m. EDT

RANCHO CORDOVA, Calif., March 24, 2020 -- ThermoGenesis Holdings, Inc. (Nasdaq: THMO), a market leader in automated cell processing tools and services in the cell and gene therapy field, today announced financial and operating results for the year ended December 31, 2019 and provided a corporate strategic update.

Key 2019 Achievements:

●	Net revenues for 2019 increased to $13.0 million, up 35% compared to 2018.

●	Gross profit for 2019 was $5.7 million, an increase of 156% compared to 2018.

●	Operating expenses were $10.4 million, a decrease of 77% as compared to 2018.

●

Completed the commercial launch of the AXP® II System, an automated, fully closed cell separation system upgraded from the market-leading AXP System, for the advanced isolation, collection and storage of hematopoietic stem cell concentrates from cord blood and peripheral blood.

o	Announced that long-time customer, CBR®, America’s largest cord blood bank, transitioned to the AXP II System.

o	Announced that Cordlife, a leading cord blood bank in Asia, signed a strategic agreement to start transitioning to the AXP II System.

●

Received Health Canada approval of the Company’s PXP system for automated processing of bone marrow cells at the point-of-care. Entered into strategic supply agreement with Orthohealing Center Management to provide PXP® System to Orthohealing Method’s™ network physician members.

●	Completed the commercial launch of the X-Series® cell processing products and reagents, key components of the Company’s CAR-TXpress™ large scale cell manufacturing platform.

●	Completed the validations of system performance for the X-Series products from two prestigious academic medical centers at Duke University School of Medicine and University of North Carolina.

●	Entered an exclusive global supply agreement with Corning Incorporated under a five-year, renewable supply agreement for the X-Series product line and received $2 million upfront exclusivity fee.

●

Formed a new joint venture with HealthBanks Biotech (USA) named ImmuneCyte Life Sciences, Inc. (“ImmuneCyte”), to develop a proprietary immune cell banking service, leveraging ThermoGenesis’ CAR-TXpress cell processing platform. The joint venture, of which the Company owns 20% of the equity, received a $3 million equity investment.

●

Completed name change from Cesca Therapeutics Inc. to ThermoGenesis Holdings, Inc., reflecting the Company’s new strategic focus on being an automated cell processing tools and services provider in the cell and gene therapy field.

“Throughout 2019, not only did we achieve an increase in net revenues of 35% and an increase in gross profit of 156%, but we also took a number of strategic steps to position the Company to become a leading cell processing and manufacturing solution provider within the rapidly expanding cell and gene therapy field,” said Chris Xu, PhD, Chief Executive Officer of ThermoGenesis. “The successful signing of the global supply agreement with Corning for our X-Series product line is expected to vastly increase visibility and awareness of our newly launched CAR-TXpress cell manufacturing platform going forward. The establishment of the ImmuneCyte joint venture, which will further leverage our CAR-TXpress platform to provide GMP quality immune cell banking services to healthy customers for future potential use in immunotherapies, is yet another step forward. Lastly, the divestiture of our clinical development assets, undertaken in conjunction with the formation of ImmuneCyte was a necessary step to allow us to stay focused solely on our scientific tools and services business in the cell and gene therapy field.”

Jeff Cauble, Chief Financial Officer of ThermoGenesis, added, "The significant increase in sales of AXP and CAR-TXpress were important catalysts for our revenue growth. The AXP System provided an additional $3.1 million in revenue over 2018, while CAR-TXpress added $658,000. Gross profit improved, jumping to $5.7 million in 2019 compared to $2.2 million last year, a 156% improvement. Continued revenue growth and increased margins led to the Company having positive adjusted EBITDA for two quarters in 2019. Furthermore, Boyalife’s recent conversion of $3.0 million in principal and interest, as part of its Revolving Credit Agreement, not only illustrates their unwavering support of ThermoGenesis, but it will also reduce our interest obligation over the next year.”

Recent Update on Coronavirus Pandemic

The current global pandemic of the coronavirus (COVID-19) has now affected more than 180 countries and regions, including over 40,000 cases in the United States alone. The disease has spread rapidly, leading to a tremendous impact on the U.S. healthcare system and causing societal disruption. The public health threat posed by COVID-19 is extremely high, both globally and in the U.S.

To effectively respond to the COVID-19 pandemic, ThermoGenesis and ImmuneCyte are working together mobilizing their expertise, global resources and relationships in the medical technology field to develop, register, import and seek U.S. Food and Drug Administration (FDA) approval for advanced point-of-care tests that will allow rapid diagnosis of the COVID-19 virus, including asymptomatic cases. The tests would be able to be done both at point-of-care settings, or potentially at home, without further burdening the already stressed healthcare system. A quick do-it-yourself (DIY) testing kit, as simple as a routine pregnancy test or diabetic glucose test, if approved, would allow millions of people currently quarantined at home to conduct a self-test.

Management noted that the first of such a rapid point-of-care test could be available as early as April through ThermoGenesis and ImmuneCyte. “We expect to file for an expedited review process with the FDA for the assay,” noted Dr. Xu.

Financial Results for the Fiscal Year Ended December 31, 2019

Net revenues. Net revenues for the year ended December 31, 2019 was $13.0 million compared to $9.7 million for fiscal 2018, an increase of $3.3 million or 35%. The increase was driven by AXP revenues which increased by $3.1 million in 2019 with approximately 1,300 more cases sold in 2019 as compared to 2018. Additionally, AXP device sales increased by approximately $0.7 million in 2019, driven by customers upgrading to AXP II devices in the current year and CAR-TXpress sales increased by approximately $0.6 million. BioArchive and clinical development segment sales decreased slightly year over year.

Gross profit. Gross profit was $5.7 million or 44% of net revenues for the year ended December 31, 2019 compared to $2.2 million or 23% for the year ended December 31, 2018, an increase of $3.5 million or 156%. The increase was primarily due to AXP sales, generating approximately $2.2 million more in gross profit from disposables and devices. The remainder of the increase is due to increased gross profit from service revenue of approximately $0.2 million and additional sales of CAR-TXpress which resulted in approximately $0.3 million more gross profit.

Sales and marketing expenses. Sales and marketing expenses were $1.7 million for the year ended December 31, 2019, as compared to $1.4 million for the year ended December 31, 2018, an increase of $0.3 million or 22%. The increase was driven by stock compensation expense and increased salaries and benefits.

Research and development expenses. Research and development (R&D) expenses were $2.4 million for the year ended December 31, 2019, compared to $3.0 million for the year ended December 31, 2018, a decrease of $0.6 million or 20%. The decrease is primarily due to a decline in personnel costs related to corporate reorganization in June 2018.

General and administrative expenses. General and administrative expenses for the year ended December 31, 2019 were $6.4 million, compared to $8.3 million for the year ended December 31, 2018, a decrease of $1.9 million or 23%. The decrease was driven by a decline in personnel costs of approximately $1.2 million and a loss on the disposal of fixed assets of approximately $1.3 million incurred in 2018. India general and administrative expenses were also approximately $0.3 million less in 2019. These decreases were offset by a $1.4 million expense as the result of the verdict against the Company in the Mavericks lawsuit.

Impairment Charges: The Company incurred no impairment charges during the year ended December 31, 2019 as compared to impairment charges of $33.1 million during the year ended December 31, 2018. In 2018, the Company recorded impairment charges of $13.2 million to goodwill and $19.9 million to the Company’s intangible assets in the Clinical Development Segment.

Interest Expense. Interest expense increased to $4.5 million for the year ended December 31, 2019 as compared to $2.7 million for the year ended December 31, 2018, a difference of $1.8 million. The increase is driven by interest recorded and the amortization of the debt discount, interest expense and the loss on the extinguishment of debt related convertible notes issued by the Company during 2019. Additionally, 2019 had more in interest and amortization of the debt discount on the beneficial conversion feature related to the Revolving Credit Agreement with Boyalife.

Loss on Extinguishment of Debt: The Company recorded a loss of extinguishment of debt of $0.8 million for the year ended December 31, 2019 as compared to $0 for the year ended December 31, 2018. The increase is due to the loss on the extinguishment of the convertible note issued in January 2019, which was deemed to be extinguished as a result of its amendment in July 2019.

Benefit for Income Taxes: For the year ended December 31, 2019, the Company has no income tax benefit compared to $4.7 million for the year ended December 31, 2018. The benefit for income tax in 2018 was due to the impairment of the indefinite lived intangible assets for the clinical protocols and goodwill.

Net loss. For the year ended December 31, 2019, the Company reported a comprehensive loss attributable to common stockholders of $9.5 million, or ($3.36) per share, based on approximately 2.8 million weighted average basic and diluted common shares outstanding. This compares to a comprehensive net loss of $39.7 million, or ($21.57) per share, based on approximately 1.8 million weighted average basic and diluted common shares outstanding for the year ended December 31, 2018.

Adjusted EBITDA. In addition to the results reported under US GAAP, the Company also uses a non-GAAP measure to evaluate operating performance and to facilitate the comparison of our historical results and trends. The Company uses the metric to determine operational cash flow. Adjusted EBITDA loss for the year ended December 31, 2019 was $3.3 million, as compared to a loss of $9.1 million for the year ended December 31, 2018, an increase of $5.8 million or 64%. The increase was due to $3.4 million in additional gross profit as the result of higher sales, decreased overhead expenses and lower costs. Additionally, the Company decreased personnel costs by approximately $1.5 million in 2019 as compared to 2018. These decreases were offset by a $1.4 million expense related to the Mavericks lawsuit. A reconciliation of adjusted EBITDA loss to net loss is set forth below.

At December 31, 2019, the Company had cash and cash equivalents totaling $3.2 million, compared with $2.4 million at December 31, 2018. Working capital improved to $3.2 million at December 31, 2019 as compared to $2.3 million at December 31, 2018.

Conference Call and Webcast Information

ThermoGenesis will host a conference call today at 1:30 p.m. PDT/4:30 p.m. EDT. To participate in the conference call, please dial 1-844-889-4331 (domestic), 1-412-380-7406 (international) or 1-866-605-3852 (Canada). To access a live webcast of the call, please visit: https://www.thermogenesis.com/investors/news-and-events/.

A replay of the call can be accessed by dialing 1-877-344-7529 (domestic), 1-412-317-0088 (international) or 855-669-9658 (Canada), and referencing access code 10139041. The replay will be available until April 9, 2020.

About ThermoGenesis Holdings, Inc.

ThermoGenesis Holdings, Inc., formerly known as Cesca Therapeutics Inc., develops, commercializes and markets a range of automated technologies for CAR-T and other cell-based therapies. The Company currently markets a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology, including its semi-automated, functionally-closed CAR-TXpress™ platform, which streamlines the manufacturing process for the emerging CAR-T immunotherapy market. For more information about ThermoGenesis, please visit: www.thermogenesis.com.

Company Contact:
Wendy Samford
916-858-5191
ir@thermogenesis.com

Investor Contact:
Paula Schwartz, Rx Communications
917-322-2216
pschwartz@rxir.com

Financials

ThermoGenesis Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$3,157,000	$2,400,000
Restricted cash	1,000,000	--
Accounts receivable, net	1,278,000	1,509,000
Inventories, net	3,824,000	4,493,000
Prepaid expenses and other current assets	602,000	224,000
Total current assets	9,861,000	8,626,000

Restricted cash – long term	--	1,000,000
Equipment and leasehold improvements, net	2,028,000	2,562,000
Right-of-use operating lease assets, net	859,000	--
Goodwill	781,000	781,000
Intangible assets, net	1,467,000	1,591,000
Other assets	218,000	51,000
Total assets	$15,214,000	$14,611,000

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,447,000	$2,423,000
Other current liabilities	5,238,000	3,942,000
Total current liabilities	6,685,000	6,365,000

Long-term liabilities	7,613,000	1,515,000

Total ThermoGenesis Holdings, Inc. stockholders’ equity	386,000	8,442,000

Noncontrolling interests	530,000	(1,711,000)
Total liabilities and equity	$15,214,000	$14,611,000

ThermoGenesis Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

	Year Ended December 31,
	2019	2018

Net revenues	$13,047,000	$9,672,000
Cost of revenues	7,351,000	7,479,000
Gross profit	5,696,000	2,193,000

Expenses:
Sales and marketing	1,656,000	1,359,000
Research and development	2,396,000	3,012,000
General and administrative	6,377,000	8,286,000
Impairment charges	--	33,081,000
Total operating expenses	10,429,000	45,738,000
Loss from operations	(4,733,000)	(43,545,000)

Other income (expense):
Interest expense	(4,479,000)	(2,697,000)
Fair value change of derivative instruments	1,000	596,000
Loss on extinguishment of debt	(840,000)	--
Loss on equity method investments	(15,000)	--
Other expenses	(33,000)	(24,000)
Total other expense	(5,366,000)	(2,125,000)

Loss before benefit for income taxes	(10,099,000)	(45,670,000)
Benefit for income taxes	--	4,730,000
Net loss	(10,099,000)	(40,940,000)

Loss attributable to noncontrolling interests	(602,000)	(1,224,000)
Net loss attributable to common stockholders	$(9,497,000)	$(39,716,000)

ThermoGenesis Holdings, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net cash (used in) operating activities	$(3,260,000)	$(6,983,000)

Cash flows from investing activities:
Cash paid for business acquisition	--	--
Capital expenditures	(182,000)	(1,238,000)
Net cash (used in) investing activities	(182,000)	(1,238,000)

Cash flows from financing activities:
Proceeds from long-term debt	1,800,000	--
Proceeds from convertible promissory note-related party	1,513,000	500,000
Payments on capital lease obligations	(24,000)	(45,000)
Proceeds from issuance of common stock, net	756,000	6,629,000
Exercise of warrants	154,000	27,000
Exercise of options	--	--
Cash paid for taxes on vested stock	--	--
Net cash provided by financing activities	4,199,000	7,111,000

Effects of foreign currency rate changes on cash and cash equivalents	--	(3,000)
Net increase (decrease) in cash, cash equivalents and restricted cash	757,000	(1,113,000)

Cash, cash equivalents and restricted cash at beginning of period	3,400,000	4,513,000
Cash, cash equivalents and restricted cash at end of period	$4,157,000	$3,400,000

ThermoGenesis Holdings, Inc.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(Unaudited)

	Year Ended December31,
	2019	2018
Net loss	$(10,099,000)	$(40,940,000)

Deduct:
Interest expense	(4,479,000)	(2,697,000)
Loss on extinguishment of debt	(840,000)	--
Fair value change of derivative instruments and other	(32,000)	572,000
Loss on equity method investments	(15,000)	--
Benefit for income taxes	--	4,730,000
Loss from operations	$(4,733,000)	$(43,545,000)

Add:
Depreciation and amortization	805,000	670,000
Stock-based compensation expense	614,000	652,000
Impairment of intangible asset	--	33,081,000
Adjusted EBITDA	$(3,314,000)	$(9,142,000)

The Company defines adjusted EBITDA as income (or loss) from operations less, depreciation, amortization, stock compensation and impairment of intangible assets.